Exhibit 10.1
Execution Version
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2020 by and among Callon Petroleum Company, a Delaware corporation (the “Company”) and the Purchaser named in Schedule I hereto (the “Purchaser”), and solely for purposes of Section 8.1(a), the Guarantors (as defined below), for the issuance and sale by the Company to the Purchaser of (i) $300,000,000 aggregate principal amount of the Company’s 9.00% Second Lien Senior Secured Notes due 2025 (the “Second Lien Notes”) and (ii) 7,271,741 warrants (the “Warrants”), which are exercisable for shares of common stock, par value $0.01 of the Company (“Common Stock”), as set forth in the Warrant Agreement (defined below).
RECITALS
WHEREAS, the Company is issuing the new Second Lien Notes and Warrants pursuant to this Agreement to the Purchaser in consideration for the Purchase Price (as defined below), and the Company intends to use the net proceeds therefrom to refinance existing indebtedness of the Company, for general corporate purposes and to pay related transaction fees and expenses;
WHEREAS, for U.S. federal income tax purposes, the Second Lien Notes and the Warrants will be treated as an “investment unit” within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, and Section 1.1273-2(h) of the Treasury regulations promulgated thereunder;
WHEREAS, concurrently with the closing of the sale contemplated by this Agreement, Callon Petroleum Operating Company, a Delaware corporation, Callon (Permian) LLC, a Delaware limited liability company, and Callon (Eagle Ford) LLC, a Delaware limited liability company, all of which are affiliates of the Company, and Chambers Minerals, LLC, an affiliate of Purchaser, have executed a purchase and sale agreement for the purchase and sale of an overriding royalty interest in certain oil, gas and mineral leases, subleases or other hydrocarbon leaseholds owned by the Company (the “ORRI Purchase and Sale Agreement”), and the Company intends to the use net proceeds therefrom to pay down the Company’s existing senior secured revolving credit facility due 2024 governed by the Credit Agreement (as defined below);
WHEREAS, in connection with the issuance of the new Second Lien Notes, the Company, the guarantors listed on Schedule II hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), are entering into a new indenture which shall govern the Second Lien Notes substantially in the form attached hereto as Exhibit A (the “Indenture”) including the Guarantee (as defined below) thereof, and related security agreement substantially in the form attached hereto as Exhibit D (the “Security Agreement”) and collateral agency agreement substantially in the form attached hereto as Exhibit E (the “Collateral Agency Agreement,” together with the Security Agreement, the “Collateral Documents”);
WHEREAS, in connection with the issuance of the Warrants, (i) the Company and American Stock Transfer and Trust Company, LLC as the warrant agent (the “Warrant Agent”)

are entering into a warrant agreement substantially in the form attached hereto as Exhibit B (the “Warrant Agreement”), and (ii) pursuant to the registration rights agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), the Company is agreeing to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock that are issuable upon exercise of the Warrants;
WHEREAS, concurrently with the execution of the Indenture, the Company is obtaining an amendment to the Company’s Credit Agreement, dated as of December 20, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (as amended, the “Credit Agreement”) to permit the transaction contemplated by this Agreement and the ORRI Purchase and Sale Agreement (the “Credit Agreement Amendment”); and
WHEREAS, the (i) Administrative Agent, and (ii) Collateral Agent are entering into an amended and restated intercreditor agreement on substantially the terms set forth in Exhibit C attached hereto (the “Intercreditor Agreement”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Purchasers hereby agree as follows:
ARTICLE I
PURCHASE OF NOTES AND WARRANTS
Section 1.1    Purchase of Second Lien Notes and Warrants. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue and sell, and the Purchaser hereby agrees to purchase (the “Purchase”) from the Company, the aggregate principal amount of Second Lien Notes and Warrants set forth on Schedule I hereto. The Second Lien Notes and Warrants will be purchased at an aggregate purchase price of $294,000,000 (the “Purchase Price”) payable on the Closing Date.
ARTICLE II
CLOSING DATE; DELIVERY
Section 2.1    Closing. The closing of the Purchase of the Second Lien Notes and the Warrants described in Section 1.1 shall take place at the offices of Kirkland & Ellis LLP, 609 Main St, Houston, TX 77002 at 10:00 a.m., Houston time, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles V and VI hereof, or at such other time and place as the Company and the Purchaser mutually agree upon orally or in writing (which time and place are designated as the “Closing” and which day is referred to herein as the “Closing Date”).
Section 2.2    Delivery for the Purchase. At the Closing, (a) the Company shall deliver (i) to The Depository Trust Company (“DTC”), through its Deposit and Withdrawal at Custodian (“DWAC”) system, one or more global certificates representing the Second Lien Notes being issued pursuant to this Agreement and (ii) to the Purchaser, the executed Warrant Agreement, along with a certificate evidencing the Warrants purchased on such date duly registered on the Warrant Agent’s register (the “Register”) for registering the record ownership of the Warrants in Purchaser’s name to effect such delivery and (b) the Purchaser shall release a wire transfer of immediately available funds for the amount of the Purchase Price therefor as set forth on Schedule I. Purchaser agrees to initiate a DTC “DWAC deposit” with DTC no later than 9:00 a.m., New York City time, on the Closing Date (or such later period to which the Company, shall have agreed upon with Purchaser). The “DWAC deposit” shall include the aggregate principal amount of the Notes purchased and any other information as requested by DTC.
Section 2.3    Consummation of Closing. All acts and deliveries comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act or delivery of the Closing and none of such acts or deliveries shall be effective unless and until the last of same shall have occurred.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser, that the statements contained in this Article III are true and correct as of the date hereof, except as may be disclosed in the Company Reports filed with or furnished to the Commission and publicly available prior to the date of this Agreement (other than in the case of fraud or intentional misrepresentation or as set forth in any risk factor contained in the Company Reports).
Section 3.1    Organization and Standing of the Company. The Company is a corporation duly organized or formed, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority (a) to own and operate its properties, and to enter into this Agreement and perform its obligations hereunder, (b) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby and (c) to issue, sell and deliver the Warrants and to sell and deliver the Second Lien Notes. The Company is duly qualified to do business and is in good standing in all jurisdictions wherein such qualification is necessary, except where failure so to qualify would not have a material adverse effect on the business, properties, operations, condition (financial or otherwise), prospects or results of operations of the Company, taken as a whole (a “Material Adverse Effect”). The Organizational Documents of the Company and the Guarantors have been duly authorized, executed and delivered by the Company and the Guarantors, and, each Organizational Document of the Company and the Guarantors is a valid and legally binding agreement of the Company and the Guarantors, enforceable against such parties in accordance with its terms.
Section 3.2    Purchase Agreement and Other Transaction Documents. This Agreement, the Indenture, the Intercreditor Agreement, the Collateral Documents, the Warrant Agreement, the Registration Rights Agreement, the ORRI Purchase and Sale Agreement and the other agreements and instruments contemplated hereby and thereby (collectively, the “Transaction Documents”) have been duly and validly authorized by the Company and the Guarantors (as applicable), and when executed and delivered by the Company and the Guarantors (as applicable), will be valid and binding obligations of the Company and the Guarantors (as applicable), enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally (“Enforceability Exceptions”), except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.
Section 3.3    Second Lien Notes. The Second Lien Notes have been duly and validly authorized by the Company, and when the Second Lien Notes are executed by the Company and authenticated and delivered by the Trustee pursuant to the Purchase Agreement and the Indenture, as applicable, the Second Lien Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject as to Enforceability Exceptions. The note guarantee in Section 10 of the Indenture (the “Guarantee”) has been duly and validly authorized by the Guarantors, and when the Indenture is executed by the Guarantors, the Guarantee will be valid and binding obligations of the Guarantors, enforceable in accordance with its terms, subject to Enforceability Exceptions.
Section 3.4    Warrants. The Warrants have been duly and validly authorized by the Company, and when the Warrant Agreement is executed by the Company and Warrant Agent, the Warrants will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject as to Enforceability Exceptions.
Section 3.5    Title to Properties; Priority of Liens.
(a)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Ryder Scott Company, L.P. and DeGolyer and MacNaughton relating to the Company and attached to the 2019 Annual Report (the “Company Reserve Reports”), or (ii) reflected in the Company Reserve Reports or in the Company Reports, as having been sold or otherwise disposed of, as of the date hereof, the Company has good and defensible title to the interests in oil and gas properties forming the basis for the reserves reflected in the Company Reserve Reports, in each case free and clear of any Liens, except for Permitted Liens (as such terms are defined in the Indenture).  For purposes of the foregoing sentence, “good and defensible title” means the Company’s title (as of the date hereof) to each of the oil and gas properties held or owned by the Company that (i) entitles the Company to receive (after satisfaction of all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof other than taxes and assessments of Governmental Bodies applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such oil and gas properties throughout the life of such oil and gas properties, (ii) obligates the Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such oil and gas properties of not greater than the working interest shown on the Company Reserve Reports for such oil and gas properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Reports for such oil and gas properties that are accompanied by a proportionate (or greater) net revenue interest in such oil and gas properties and (iii) is free and clear of all Liens (other than Permitted Liens, as such term is defined in the Indenture).
(b)    To the extent required by the Indenture and the Collateral Documents and except for post-closing Liens to the extent expressly permitted to be obtained after the Closing Date pursuant to the terms of the Indenture, all Liens of the Collateral Agent in the Collateral (as such term is defined in the Indenture) will be duly perfected and valid Liens, subject only to Permitted Liens and minor defects in title (other than encumbrances for borrowed money) that do not materially interfere with the ability of the Company to conduct its business as currently conducted or to utilize such property for its intended purpose and do not materially detract from the value of the specific asset affected.
Section 3.6    Non-Contravention. The execution and delivery by the Company and the Guarantors of this Agreement and the other Transaction Documents and each other agreement and transaction contemplated hereby or thereby to which the Company, the Guarantors and the Purchaser are a party, do not and will not (i) result in any violation of any terms of the Organizational Documents of the Company or the Guarantors; (ii)  conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court or arbitrator or regulatory or government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof (a “Governmental Body”) having jurisdiction over the Company or any of its properties or assets, except, in the case of (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.7    Consents. No consent, approval, authorization, registration, qualification or order of, or filing with, any Governmental Body or any court is required for the execution, delivery, performance and consummation of the transactions contemplated by the Transaction Documents and the performance of the obligations thereunder, the issuance and sale of the Second Lien Notes and the Warrants, and compliance by the Company with the terms thereof except for (i) as have been obtained and which are in full force and effect, (ii) as may be necessary to perfect security interests granted pursuant to the Collateral Documents, or (iii) such consents, approvals, authorizations, registrations or qualifications which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.8    Capitalization. The authorized capital stock of the Company is (a) 52,500,000 shares of Common Stock and (b) 2,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. As of September 25, 2020, there were: (a) 39,749,985 shares of Common Stock outstanding and (b) no shares of Preferred Stock outstanding. As of September 25, 2020, the Company had (a) 534,693 shares of

Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards, (b) 440,607 shares of Common Stock reserved for issuance pursuant to outstanding performance stock unit awards, which includes the maximum number of shares issuable pursuant to such awards, (c) 1,967,782 shares of Common Stock authorized and available for issuance pursuant to future grants made under the Company’s equity incentive plan and (d) 481,250 shares of Common Stock reserved for future exercises of currently outstanding warrants. The Company has no shares of Common Stock reserved for issuance except for the shares of Common Stock referenced in the preceding sentence. The Company has good title to all outstanding capital stock or limited liability company interests of its subsidiaries, subject to Liens granted under the Credit Agreement, the Collateral Documents and other liens permitted under the Credit Agreement, the Second Lien Notes Indenture, and all such capital stock or limited liability company interests are duly issued, fully paid and non-assessable, to the extent applicable. Except as disclosed in the Company Reports (as defined below), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as disclosed in the Company Reports, as of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
Section 3.9    Company Reports; Financial Statements.
(a)    The Company has filed or furnished, as applicable, all forms, statements, certifications, reports, contracts and documents required to be filed or furnished by it with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act since February 28, 2020, including (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), (ii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (the “2020 First Quarter 10-Q”) and (iii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (the “2020 Second Quarter 10-Q”) (the forms, statements, certifications, reports and documents filed or furnished since February 28, 2020, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder, applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)    The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, included in the 2019 Annual Report, were prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Company and its subsidiaries at the dates and for the periods indicated. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, included in the 2020 First Quarter 10-Q and the 2020 Second Quarter 10-Q, were prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Company and its subsidiaries at the dates and for the periods indicated. Since filing of the 2019 Annual Report, (i) except as disclosed in the Company Reports, there has been no change in the condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, that could reasonably be expected to individually or in the aggregate have a Material Adverse Effect and (ii) since December 31, 2019, other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses except in each case as disclosed in the Company Reports.
Section 3.10    Indebtedness.  As of the Closing Date, the Company had no material indebtedness other than as described in the Company Reports.
Section 3.11    Investments. Schedule 3.11 contains a list of all Investments (as defined in the Indenture) existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date.
Section 3.12    Cybersecurity. (i)(x) Except as disclosed in the Company Reports, there has been no security breach or other material compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other material compromise to their IT Systems and Data, (ii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and internal policies relating to the privacy and security of IT Systems and Data and to the commercially reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clause (i) and (ii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the Company and its subsidiaries have implemented backup and disaster recovery technology reasonably consistent with industry standards and practices.
Section 3.13    Legal Proceedings.  Except as described in the Company Reports, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company, the Guarantors or their respective subsidiaries is a party or to which any property of the Company, the Guarantors and their respective subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, could reasonably be expected to have a Material Adverse Effect; to the knowledge of the Company, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.
Section 3.14    No Default. Neither the Company nor any of the Guarantors is in (i) violation of the Organizational Documents (ii) violation of any statute, law, rule or regulation, or any judgment, order or decrees of any Governmental Body having jurisdiction over it or (iii) breach or default (or an event which, with notice or lapse of time or both, would constitute such an event) in the performance of any term, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties is subject, which breach, default or violation, in the case of (ii) and (iii), individually or in the aggregate, has had, or would, if continued, reasonably be expected to have, a Material Adverse Effect.
Section 3.15    Related Party Transactions. No relationship, direct or indirect, exists between or among the Company, the Guarantors or their respective subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, the Guarantors or any of their respective subsidiaries, on the other, that would be required by the Securities Act to be described in the Company Reports and that is not so described in the Company Reports.
Section 3.16    Required Disclosures and Descriptions. There are no legal or governmental proceedings or contracts or other documents of a character required to be described in the Company Reports that are not described and filed as required.
Section 3.17    Investment Company Act. Neither the Company nor any of the Guarantors is and, after giving effect to the sale of the Warrants (and the shares of Common Stock underlying such Warrants) and the Second Lien Notes and the application of the proceeds thereof, none of them will be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.
Section 3.18    Taxes. The Company, the Guarantors and their respective subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the Closing Date, except to the extent that the failure to file such tax returns and/or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
Section 3.19    Licenses and Permits. The Company, the Guarantors and their respective subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described the Company Reports, except where the failure to possess or make the same could not reasonably be expected to have a Material Adverse Effect; and except as described in the Company Reports, neither the Company, the Guarantors nor any of their respective subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.
Section 3.20    No Labor Disputes. Except as could not reasonably be expected to result in a Material Adverse Effect, no labor disturbance by or dispute with employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is contemplated or threatened, and neither the Company nor any of the Guarantors is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of their or their respective subsidiaries’ principal suppliers, contractors or customers.
Section 3.21    Compliance with and Liability under Environmental Laws. Except as described in the Company Reports, (i) the Company, the Guarantors and their respective subsidiaries (A) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, storage, treatment, use, handling, transportation, Release (as defined below) or threat of Release of Hazardous Materials (as defined below) (collectively, “Environmental Laws”), (B) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted, (C) have not received any unresolved notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, (D) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (E) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or any of its subsidiaries except in the case of each of (i) and (ii) above, for any such matter as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in the Company Reports, there are no proceedings that are pending, or that are known by the Company to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (B) the Company and its subsidiaries are not aware of any non-compliance with Environmental Laws, or liabilities under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, and (C) none of the Company and its subsidiaries anticipates capital expenditures relating to any Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries.

Section 3.22    Hazardous Materials. There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by or caused by the Company, the Guarantors or any of their respective subsidiaries (or, to the knowledge of the Company, the Guarantors or any of their respective subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company, the Guarantors or any of their respective subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company, the Guarantors or any of their respective subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of Hazardous Materials in, into or through the environment.
Section 3.23    Compliance with ERISA. (i) Except as would not reasonably be expected to have a Material Adverse Effect, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Plan”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that could not reasonably be expected to result in material liability to the Company, the Guarantors or their respective subsidiaries; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to the Company, the Guarantors or their respective subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or could reasonably be expected to result, in material liability to the Company, the Guarantors or their respective subsidiaries; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension

Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company, the Guarantors or their respective subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or is reasonably likely to occur: (x) a material increase in the aggregate amount of contributions required to be made to all Plans by the Company, the Guarantors or their respective subsidiaries in the current fiscal year of the Company, the Guarantors or their respective subsidiaries compared to the amount of such contributions made in the Company and its subsidiaries’ most recently completed fiscal year; or (y) a material increase in the Company and its subsidiaries’ “accumulated post- retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Company and its subsidiaries’ most recently completed fiscal year.
Section 3.24    Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
Section 3.25    Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in extensible business reporting language included or incorporated by reference in each of the Company Reports is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Based on the Company’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, except as disclosed in the Company Reports, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
Section 3.26    Insurance. The Company, the Guarantors and their respective subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are reasonably adequate to protect the Company, the Guarantors and their respective subsidiaries and their respective businesses; and none of the Company, the Guarantors or their respective subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
Section 3.27    No Unlawful Payments. Neither the Company, the Guarantors nor any of their respective subsidiaries nor, to the knowledge of the Company, any director, officer or employee, or agent of the Company, the Guarantors or any of their respective subsidiaries has in the past five (5) years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation in any material respect of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti- corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company, the Guarantors and their respective subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.
Section 3.28    Compliance with Anti-Money Laundering Laws. The operations of the Company, the Guarantors and their respective subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company, the Guarantors or any of their respective subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money

Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantors or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.
Section 3.29    No Conflicts with Sanctions Laws. None of the Company or the Guarantors, nor, to the knowledge of the Company or any of the Guarantors, any of their respective subsidiaries, directors, officers, employees, or agents is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor are the Company, the Guarantors or any of their respective subsidiaries located or organized in a country or territory that is the subject or target of Sanctions, including Cuba, Iran, North Korea, Syria, Venezuela and Crimea (each, a “Sanctioned Country”); and the Company will not directly or, indirectly use the proceeds from the sale of the Warrants and the Second Lien Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country in violation of Sanctions or (iii) in any other manner that will result in a violation by any person participating in the transaction, whether as purchaser, advisor, investor or otherwise of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country in violation of Sanctions.
Section 3.30    Solvency. On and immediately after the Closing Date, the Company and each Guarantor (after giving effect to the issuance and sale of the Warrants and the Second Lien Notes and the other transactions related thereto) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value (and present fair saleable value) of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Warrants and the Second Lien Notes, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital; and (v) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

Section 3.31    No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company, except for any such restrictions (a) contained in the Credit Agreement, (b) contained in the indenture, dated as of June 7, 2018, among the Company, the guarantors thereto and U.S. Bank National Association, as trustee, as amended through the date hereof, (c) contained in the indenture, dated as of October 3, 2016, among the Company, the guarantors thereto and U.S. Bank National Association, as trustee, as amended through the date hereof, or (d) that will be contained in the Indenture.
Section 3.32    No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the sale of the Warrants and the Second Lien Notes. Purchaser is not required to pay any broker, finder or investment banker any brokerage, finder’s or other fee or commission with respect to the sale to Purchaser of any of the Warrants and the Second Lien Notes or the consummation of the transactions contemplated by this Agreement as a result of arrangements made the Company.
Section 3.33    Margin Rules. The application of the proceeds received by the Company from the issuance, sale and delivery of the Warrants and the Second Lien Notes will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
Section 3.34    Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article IV, the issuance and sale of the Second Lien Notes (including the Guarantees thereof) and the Warrants by the Company to the Purchaser in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof, and it is not necessary to qualify the Second Lien Notes Indenture under the Trust Indenture Act of 1939, as amended.
Section 3.35    Rule 144A. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Second Lien Notes or the Warrants are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
Section 3.36    General Solicitation. Other than in connection with the Company’s private exchange offer for certain of the Company’s existing senior notes (which commenced on May 11, 2020 and terminated on May 26, 2020) and related consent solicitation, neither the Company, nor any of its affiliates, nor, to the knowledge of the Company, any person acting on its behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Second Lien Notes, or any security of the same class or series as the Second

Lien Notes or (ii) has offered or will offer or sell the Second Lien Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company, that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.1    Organization and Standing of the Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into this Agreement and perform its obligations hereunder.
Section 4.2    Purchase Agreement and Other Transaction Documents. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly authorized by Purchaser, and when executed and delivered by Purchaser, will be a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.
Section 4.3    Non-Contravention. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and each other agreement and transaction contemplated hereby or thereby to which the Company and the Purchaser are a party, do not and will not (i) result in any violation of any terms of the Organizational Documents of Purchaser; (ii) conflict with or result in a breach by Purchaser of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any Governmental Body having jurisdiction over Purchaser or any of its properties or assets, except, in the case of (ii) and (iii), as would not have a material adverse effect on the business, operations, or financial condition of Purchaser and its subsidiaries, taken as a whole.
Section 4.4    Investment Experience. Purchaser has such knowledge and experience in financial and business affairs that Purchaser is capable of evaluating the merits and risks of an investment in the Second Lien Notes and the Warrants. Purchaser is aware that the Company may have access to certain material, nonpublic information regarding the Company, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects (the “Information”). Any such Information may be indicative of a value of the Securities that is substantially different than the purchase price reflected in the Purchase. Purchaser is sophisticated and knowledgeable in trading in securities of private and public companies and understands the disadvantage to which the Purchaser is subject to on account of the disparity of information as between the Purchaser and the Company. Purchaser is an “accredited investor,” within the meaning of Rule 501 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act, and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Purchaser will acquire the Second Lien Notes and the Warrants for its own account (or for the account of certain funds and/or accounts for which Purchaser acts as investment advisor), for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. Purchaser understands that the Second Lien Notes and the Warrants are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Second Lien Notes and the Warrants. Purchaser acknowledges that no representations, express or implied, are being made with respect to the Company, the Second Lien Notes, the Warrants, or otherwise, other than those expressly set forth herein or in the Transaction Documents. In making its decision to invest in the Second Lien Notes and the Warrants hereunder, Purchaser has relied upon independent investigations made by Purchaser and, to the extent believed by Purchaser to be appropriate, Purchaser’s representatives, including Purchaser’s own professional, tax and other advisors. Purchaser and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the Second Lien Notes and the Warrants. Purchaser has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for Purchaser to evaluate the financial risks inherent in an investment in the Second Lien Notes or the Warrants. Purchaser understands that its investment in the Second Lien Notes and the Warrants involves a high degree of risk and that no Governmental Body has passed on or made any recommendation or endorsement of the Second Lien Notes and the Warrants.
Section 4.5    Restricted Securities. Purchaser has been advised by the Company that (i) the offer and sale of the Second Lien Notes and the Warrants has not been registered under the Securities Act; (ii) the offer and sale of the Second Lien Notes and the Warrants is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) under the Securities Act; and (iii) there is no established market for the Second Lien Notes or the Warrants, and it is not anticipated that there will be any active public market for the Second Lien Notes or the Warrants in the foreseeable future. Purchaser is familiar with Rule 144 promulgated by the Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser will only sell or otherwise transfer the Second Lien Notes or the Warrants in accordance with the Second Lien Notes Indenture, Warrant Agreement and securities laws, as applicable.

ARTICLE V
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION
The obligation of the Purchaser to purchase the Second Lien Notes and the Warrants is subject to the fulfillment of the following conditions (any or all of which may be waived by Purchaser in its sole discretion):
Section 5.1    Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on the Closing Date.
Section 5.2    Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.
Section 5.3    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
Section 5.4    No Actions. No action, suit or legal, administrative or arbitral proceeding or investigation (as “Action”) shall have been instituted (and be pending) by or before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of this Agreement shall be in effect.
Section 5.5    Governmental Approvals. The parties shall have received all approvals and actions of or by Governmental Bodies which are necessary to consummate the transactions contemplated by the Transaction Documents.
Section 5.6    Indenture. The Indenture shall be substantially on the terms set forth in Exhibit A hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.7    Issuance of Second Lien Notes. The Second Lien Notes shall have been issued to the Purchaser in its name and in the denomination set forth on Schedule I hereto.
Section 5.8    Execution of Collateral Documents. The Collateral Documents shall be substantially on the terms set forth in Exhibits D and E hereto, and shall have been executed and delivered by each of the parties thereto and each of the Collateral Documents shall be in full force and effect.

Section 5.9    Intercreditor Agreement. The Intercreditor Agreement shall be substantially on the terms set forth in Exhibit C hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.10    Warrant Agreement. The Warrant Agreement shall be substantially on the terms set forth in Exhibit B hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.11    NYSE SLAP. The Company has delivered to the Purchaser a fully executed “Supplemental Listing Application” approving the shares of Common Stock issuable upon exercise of the Warrants for listing by the NYSE, upon official notice of issuance of such shares of Common Stock.
Section 5.12    ORRI Purchase and Sale Agreement. The ORRI Purchase and Sale Agreement, including the side letter and conveyances related thereto, shall have been executed and delivered by the parties thereto, and shall be in full force and effect, and all actions contemplated by and items required to be delivered thereunder shall have been delivered or completed substantially concurrently herewith.
Section 5.13    Registration Rights Agreement. The Registration Rights Agreement shall be substantially on the terms set forth in Exhibit F hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.14    Credit Agreement Amendment. The Credit Agreement Amendment shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.15    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, of an officer of the Company, certifying that that the representations and warranties of the Company in this Agreement are true and correct in all respects and that the conditions specified in Section 5.1 and 5.2 have been fulfilled.
Section 5.16    DTC. The Second Lien Notes shall have been declared eligible for clearance and settlement through DTC and shall have been delivered to the custodian of DTC for distribution to the accounts of applicable DTC participants for Purchaser.
Section 5.17    Register. The Warrants shall have been registered on the Register in accordance with Section 2.2.
Section 5.18    Legal Opinion. The Company shall have delivered the legal opinions of counsel to the Company, dated the Closing Date, addressed to the Purchaser, in the form and substantially on the terms attached hereto as Exhibit G.

ARTICLE VI
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION
The obligation of the Company to sell the Second Lien Notes and the Warrants is subject to the fulfillment of the following conditions (any or all of which may be waived by the Company in its sole discretion):
Section 6.1    Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on the Closing Date.
Section 6.2    Performance; No Default. Purchaser shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by Purchaser prior to or at the Closing.
Section 6.3    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
Section 6.4    No Actions. No Action shall have been instituted (and be pending) by or before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of this Agreement shall be in effect.
Section 6.5    Indenture. The Indenture shall be substantially on the terms set forth in Exhibit A hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 6.6    Intercreditor Agreement. The Intercreditor Agreement shall be substantially on the terms set forth in Exhibit C hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 6.7    Warrant Agreement. The Warrant Agreement shall be substantially on the terms set forth in Exhibit B hereto, and shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 6.8    ORRI Purchase and Sale Agreement. The ORRI Purchase and Sale Agreement, including the side letter and conveyances related thereto, shall have been executed and delivered by the parties thereto, and shall be in full force and effect, and all actions contemplated by and items required to be delivered thereunder shall have been delivered or completed substantially concurrently herewith.

Section 6.9    Credit Agreement Amendment. The Credit Agreement Amendment shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 6.10    DTC. The Second Lien Notes shall have been declared eligible for clearance and settlement through DTC.
Section 6.11    Purchase Price. The Purchaser shall have paid the Purchase Price to the Company.
ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES
Section 7.1    Legends. Each certificate issued at the Closing representing Second Lien Notes shall be endorsed with a legend in substantially the form as provided in the Second Lien Notes Indenture. Each certificate issued at the Closing representing Warrants shall be endorsed with a legend in substantially the form as provided in the Warrant Agreement.
Section 7.2    Notes and Warrants Purchase. Subject to the terms and conditions hereof, Purchaser hereby agrees to purchase the principal amount of Second Lien Notes and Warrants set forth opposite its name on Schedule I hereto.
Section 7.3    Further Actions by Purchaser. Purchaser shall, at the written request of the Company, at any time and from time to time following the Closing execute and deliver to the Company all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement or the Transaction Documents.
Section 7.4    Further Action by the Company. The Company shall, at the written request of Purchaser, at any time and from time to time following the Closing execute and deliver to Purchaser all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement or the Transaction Documents.
Section 7.5    Best Efforts. Each of the Company and the Purchaser shall use their respective best efforts (subject to standards of commercial reasonableness) to consummate the transactions contemplated to be performed by it under this Agreement.
Section 7.6    Publicity. Neither the Company nor Purchaser shall issue or cause the publication of any press release or make any other public statement, filing or announcement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other party; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 7.6 if it is made in order for the disclosing party to comply with applicable laws or applicable stock exchange rules (including the New York Stock Exchange) and in the reasonable judgment of the party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable laws or rules; and provided, further that in all instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment, and each party shall use commercially reasonable efforts, consistent with such applicable law or applicable rule, to consult with the other party with respect to the text of such release, announcement, statement or comment.
Section 7.7    Use of Proceeds. The Company shall use the proceeds of the sale of the Warrants and the Second Lien Notes to repay indebtedness of the Company, for general corporate purposes or to pay related transaction fees and expenses. Additionally, the Company shall use the proceeds of the sale of those certain overriding royalty interests pursuant to the ORRI Purchase and Sale Agreement, to repay indebtedness outstanding under the Credit Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Indemnification.
(a)    Indemnification of the Purchaser. The Company and each of the Guarantors jointly and severally agree to indemnify and hold harmless Purchaser, its affiliates, directors and officers, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any breach of its representations or covenants contained in this Agreement or any Transaction Document (other than the ORRI Purchase and Sale Agreement, which indemnification shall be provided in, and subject to the limitations set forth in, the ORRI Purchase and Sale Agreement).
(b)    Indemnification of the Company and the Guarantors. Purchaser agrees to indemnify and hold harmless the Company, each of the Guarantors, each of their respective directors and officers from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any breach of Purchaser’s representations or covenants contained in this Agreement or any Transaction Document (other than the ORRI Purchase and Sale Agreement, which indemnification shall be provided in, and subject to the limitations set forth in, the ORRI Purchase and Sale Agreement).
(c)    Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced

(through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for Purchaser, its affiliates, directors and officers and any control persons of Purchaser shall be designated in writing by Purchaser and any such separate firm for the Company, the Guarantors, their respective directors and officers and any control persons of the Company and the Guarantors shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)    Exclusive Remedies. Except in the case of fraud, the remedies provided for in this Section 8.1 shall be the exclusive remedies for any claim arising out of an alleged breach of the representations and warranties contained herein, and the parties waive any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity for such breaches, including under the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law.
Section 8.2    Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Survival. The representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate furnished hereunder shall survive the Closing for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Company, the Guarantors or the Purchaser, except (a) the representations and warranties of the Company set forth in Section 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, and 3.32 shall survive indefinitely and (b) the representations and warranties of Purchaser set forth in Section 4.1, 4.2 and 4.3 shall survive indefinitely. The covenants in this Agreement shall survive the Closing until fully performed.
Section 9.2    Prior Agreements. The Transaction Documents constitute the entire agreement between the parties concerning the subject matter hereof or thereof and supersedes any prior representations, understandings or agreements; provided, that the confidentiality agreement, dated as of July 6, 2020, by and among the parties hereto, shall remain in full force and effect pursuant to its terms and shall not be superseded by this Agreement. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein or therein.
Section 9.3     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.
Section 9.4    Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Commercial Division of the New York State Supreme Court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
Section 9.5    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.6    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.
Section 9.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.
Section 9.8    Assignment; Binding Effect. Purchaser shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Company, and the Company shall not convey, assign or otherwise transfer any of its rights and obligations under this Agreement without the express written consent of Purchaser. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.9    Waiver; Remedies. No delay on the part of Purchaser or the Company in exercising any right, power or privilege under this Agreement shall operate as a wavier thereof, nor shall any waiver on the part of Purchaser or the Company of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 9.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 9.11    Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.
Section 9.12    Notice. Any notice or communication by the Company, on the one hand, or the Warrant Agent, on the other hand, to the other is duly given if in writing (i) when delivered in person, (ii) when received when mailed by first class mail, postage prepaid, (iii) when received by overnight delivery by a nationally recognized courier service, or (iv) when receipt has been acknowledged when sent via email. In each case the notice or communication should be addressed as follows:
if to the Company:
Callon Petroleum Company
One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas
Attention:     Michol Ecklund, Senior Vice President, General Counsel and                      Corporate Secretary
Email:         mecklund@callon.com
                    legal@callon.com

with a copy to, which shall not constitute notice to the Company:
Kirkland & Ellis LLP
609 Main St
Houston, TX 77002
Attention:     Sean T. Wheeler
Michael W. Rigdon
Email:          sean.wheeler@kirkland.com
                     michael.rigdon@kirkland.com

if to the Purchaser:
c/o Kimmeridge Energy Management Company
412 West 15th Street, 11th Floor
New York, New York 10011
Attention: Noam Lockshin
Email: noam.lockshin@kimmeridge.com

With a copy to:
c/o Kimmeridge Energy Management Company
412 West 15th Street, 11th Floor
New York, New York 10011
Attention: Tamar Goldstein
Email: tamar.goldstein@kimmeridge.com
with a copy to, which shall not constitute notice to Purchaser:
c/o Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention:     Irving L. Rotter
                     George J. Vlahakos
Email:         irotter@sidley.com
                     gvlahakos@sidley.com

Each party by notice to the other party may designate additional or different addresses for subsequent notices or communications.

Section 9.13    Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in the states of New York or Texas; (c) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date; (d) the term “Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents; (e) the term “person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Body, or any other entity of whatever nature; and (f) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
Section 9.14    Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. a term has the meaning assigned to it; an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation;” all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Agreement unless otherwise indicated; and references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.
CALLON PETROLEUM COMPANY

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

Solely for purposes of Section 8.1(a):

CALLON PETROLEUM OPERATING COMPANY

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

CALLON (EAGLE FORD) LLC

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

CALLON (NIOBRARA) LLC

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

CALLON (PERMIAN) LLC

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

Signature Page to Purchase Agreement

CALLON (PERMIAN) MINERALS LLC

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

CALLON (UTICA) LLC

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

CALLON MARCELLUS HOLDING INC.

By:    /s/ Joseph C. Gatto Jr.
Name: Joseph C. Gatto, Jr.
Title:     President and Chief Executive Officer

Signature Page to Purchase Agreement

                    CHAMBERS INVESTMENTS, LLC

By:    /s/ Noam Lockshin
                    Name: Noam Lockshin
                    Title: Manager

Signature Page to Purchase Agreement

Schedule I

Purchaser	Second Lien Notes to be Purchased	Warrants to be Issued	Aggregate Purchase Price
Chambers Investments, LLC	$300,000,000	7,271,741	$294,000,000
Total:	$300,000,000	7,271,741	$294,000,000

Schedule II
Guarantors

Name	Jurisdiction
Callon Petroleum Company	Delaware
Callon Petroleum Operating Company	Delaware
Callon (Eagle Ford) LLC	Delaware
Callon (Niobrara) LLC	Delaware
Callon (Permian) LLC	Delaware
Callon (Permian) Minerals LLC	Delaware
Callon (Utica) LLC	Delaware
Callon Marcellus Holding Inc.	Delaware

Schedule 3.11
Investments
None.

Exhibit A
[Second Lien Notes Indenture]

Exhibit B
[Warrant Agreement]

Exhibit C
[Intercreditor Agreement]

Exhibit D
[Security Agreement]

Exhibit E
[Collateral Agency Agreement]

Exhibit F
[Registration Rights Agreement]

Exhibit G
[Form of Legal Opinion]